AMENDMENT NO. 1 TO AMENDED AND RESTATED LICENSE AGREEMENT
This Amendment No. 1 to the Amended and Restated License Agreement between Evofem, Inc., as Licensee (“LICENSEE”), and Rush University Medical Center (“RUSH”), as Licensor, (“Amendment No. 1”), is effective on the Effective Date, defined as the latter date of execution below and is made with reference to the following:
WHEREAS LICENSEE and RUSH are parties to a March 27, 2014 Amended and Restated License Agreement (“the License Agreement”) and now wish to amend certain provisions of the License Agreement as provided below; capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the License Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained in the License Agreement and in this Amendment No. 1 and other good and valuable consideration described below, the receipt and sufficiency of which is hereby acknowledged by the parties, and intending to be legally bound, RUSH and LICENSEE agree:
1.The following amendments shall be made to the License Agreements:

a.The definition of “Know How” set forth in Section 1.6 of the License Agreement shall be restated in its entirety to read:

““Know how” shall mean, all know-how, non-patented inventions, improvements, discoveries, data, instructions, processes, formulas, sequences, information (including, without limitation, chemical, physical and analytical, safety, manufacturing and quality control data and information), procedures, devices, methods and trade secrets that, in each case, are owned or controlled by RUSH as of the Effective Date or that are conceived, discovered or invented by RUSH during the term of the License Agreement, and which are necessary or appropriate to develop and commercialize Technology.”

b.The definition of “Net Sales” set forth in Section 1.8 of the License Agreement shall be restated in its entirety to read:

““Net Sales” means, for any period of determination, the gross amount received for Products by LICENSEE or affiliates from Third Parties for such period of determination, less the aggregate of the following deductions to the extent actually incurred in connection with such sales:
(a)reasonable and customary cash, trade, and quantity discounts off the invoiced price, promotional allowances and fees to wholesalers and retailers based on the sale or dispensing of Products;

(b)excise, sales, value added, goods and services and other consumption taxes and import/export and custom duties or other taxes imposed on the importation, use or sale of the Product to Third Parties, to the extent included in the gross amount invoiced;

(c)freight, insurance and other transportation charges, to the extent billed separately (it being understood that for routine shipments to drug wholesalers and chain drug warehouses, freight, insurance and other transportation charges are an operating expense that is not billed separately, and should not be included as a reduction in gross sales to calculate Net Sales, whereas certain accounts may incur freight charges that are billed separately, and that amount for freight would be included as a reduction in gross sales in the calculation of Net Sales);

(d)amounts repaid, credited or accrued, or allowances or adjustments made, by reason of customer returns, rejections, or recalls;

(e)retroactive corrections including price adjustments (including those on customer inventories following price changes) and corrections for billing errors or shipping errors;

(f)chargebacks, rebates, administrative fees, any other allowances actually granted or allowed to any entity including, but not limited to group purchasing organizations, managed health care organizations and to governments, including their agencies, or to trade customers, in each case that are not Affiliates of LICENSEE, and which are directly attributable to the sale of the Products; and

(g)rebates associated with any voucher, coupon, loyalty card or other co-pay assistance programs;

all of the above solely to the extent not in violation of applicable law and are taken in accordance with Generally Accepted Accounting Principles in the United States (GAAP).

For avoidance of doubt, no allowance or deduction shall be made for commissions or fees for collection, by whatever name known. If LICENSEE or its Affiliates receive anything of value in lieu of cash payments in consideration for the sale, transfer, performance or other disposition of the Product or Process to any Third Party, LICENSEE shall assess a Net Sales value on such transaction based on the fair market value of such payment. If LICENSEE or its Affiliates are the end user of a Product or Process, the Net Sales from each such use shall be that invoiced by LICENSEE to a Third Party end user of the same Product or Process. If no such Third Party end users exist, RUSH and LICENSEE shall negotiate in good faith to determine an equitable Net Sales price.”

c.The definition of “Term” set forth in Section 1.14 of the License Agreement shall be restated in its entirety to read:

“”Term” means the period beginning on the Effective Date and extending to the expiration of the last to expire Patent or patent claiming an Improvement. This includes any patent term extensions.”

d.The preamble of Section 6.3.2 shall be restated to read:

“Minimum Annual Royalty. Commencing on January 1 of year one (1) after a Product or Process has received Regulatory Approval as is introduced to market, to the extent that the amounts paid to RUSH as earned royalties or sublicensing fees do not total the amount set forth hereinafter, LICENSEE shall to RUSH a Minimum Annual Royalty as follows: “

All other sections of Section 6.3.2 remain the same.

e.Section 6.4 shall be restated in its entirety to read:

“Time of Payments. Amounts owing to RUSH shall be paid on a quarterly basis, with such amounts due and paid on or before the fifth (5th) Business Day (defined as any day except weekends and holidays observed by the U.S. Federal Reserve System) after LICENSEE files its 10-Q/10-K with the SEC for such quarter/year, as applicable, with the SEC. The balance of any amounts owing RUSH which remain unpaid more than thirty (30) days after they are due to RUSH shall accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.”

f.Section 6.7 shall be restated as follows:
“Place of Payment. All royalty payments and reports shall be sent to:
Rush University Medical Center
Attention: Bhaskar Chetnani, PhD
Innovation and Technology Transfer
Jelke Building, Sixth Floor
1653 W. Congress Parkway
Chicago, IL 60612”

g.Sections 10.6 and 10.7 shall be deleted in their entirety and shall have no force or effect. Further, such provisions were mooted by reason of LICENSEE’s continuous, diligent exploitation of the licensed Patent(s), Improvements and/or Know-how and therefore any and all rights thereunder have been and hereby are finally and forever waived.

2.Payment. Within five (5) Business Days of the Effective Date, LICENSEE shall pay RUSH the sum of fifty-thousand dollars ($50,000.00).

3.General. Except as specifically amended or deleted hereby, all other terms of the License Agreement shall remain in full force and effect. In case any provision of or obligation under this Amendment No. 1 shall be invalid, illegal or unenforceable the remaining provisions or obligations shall not in any way be affected or impaired thereby. This Amendment No. 1 may be executed and delivered via facsimile or pdf with the same force and effect as if an original were executed and may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument. This

Amendment No. 1 constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties intending to be legally bound have caused this Agreement to be executed by their duly authorized representatives as of the last date signed below.

“LICENSEE” (Evofem, Inc.)		“RUSH” (Rush University Medical Center)
By:	/s/ Justin J. File	By:	/s/ Andrew J Bean
Name: Jay File		Name: Andrew J Bean, PhD
Title: Chief Financial Officer		Title: Associate Provost for Research
Dated: September 29, 2020		Dated: September 29, 2020